SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 12, 2013

SARATOGA RESOURCES, INC.
(Exact name of registrant as specified in Charter)

Texas	0-27563	76-0314489
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

3 Riverway, Suite 1810 Houston, Texas 77056
(Address of Principal Executive Offices)(Zip Code)

713-458-1560
(Issuer Telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01

Other Events

On December 12, 2013, Saratoga Resources, Inc. (the “Company”) received a third party reserve report by DeGolyer and MacNaughton on the Company’s recently acquired Gulf of Mexico federal leases.  The report reflects total proved reserves associated with the federal leases Ship Shoal Block 78 and Vermilion Block 153 of 2,741 Mboe1 net to the Company with a PV-102 value of $37.2 million.  Total proved, probable, and possible reserves are estimated to be 3,406 Mboe net to the Company.

A summary of the reserve report covering the federal leases is attached as Exhibit 99.1.

__________________

(1)

Natural gas is converted on the basis of six Mcf of gas per one barrel of oil equivalent.

(2)

In accordance with applicable financial accounting and reporting standards of the SEC, the estimates of our proved reserves and the PV-10 set forth herein reflect estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs under existing economic conditions at December 31, 2013. For purposes of determining prices, we used the unweighted arithmetical average of the prices on the first day of each month within the 12-month period ended December 31, 2013 which were $95.44 per Bbl and $3.67 per MMBtu. The prices utilized for purposes of estimating our proved reserves were $107.13 per Bbl and $3.67 per Mcf, after adjustment by property for energy content, quality, transportation fees and regional price differentials. The prices should not be interpreted as a prediction of future prices. The amounts shown do not give effect to non-property related expenses, such as corporate general administrative expenses and debt service, future income taxes or to depreciation, depletion and amortization.

Item 9.01

Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.:	Description:

23.1	Consent of DeGoyler and MacNaughton
99.1	Reserve report of independent engineer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SARATOGA RESOURCES, INC.

Dated: December 12, 2013	By:	/s/ Andrew C. Clifford
Andrew C. Clifford
President

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